Exhibit 5.1

[Letterhead of Phillips, Gardill, Kaiser & Altmeyer, PLLC]

March 23, 2022

Wesbanco, Inc.

1 Bank Plaza

Wheeling, West Virginia 26003

Ladies and Gentlemen:

We have acted as counsel to Wesbanco, Inc., a West Virginia corporation (the “Company”), in connection with the issuance and sale by the Company of $150,000,000 aggregate principal amount of its 3.75% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Securities”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated as of March 18, 2022, between the Company and Keefe, Bruyette & Woods, Inc., as representative of the underwriters named therein (collectively, the “Underwriters”). The Securities are being offered and sold to the Underwriters in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter has been prepared and should be understood in accordance with the Statement of Opinion Practices, 74 Bus. Law. 807 (2019).

In connection with rendering the opinions set forth below, we have examined the following:

a)	a specimen of the Securities (the “Global Note”);

b)

the Indenture, dated as of March 23, 2022, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 23, 2022, between the Company and the Trustee (the “First Supplemental Indenture”);

c)	the Restated Certificate of Incorporation of the Company, as amended, certified as of a recent date by the Secretary of State of the State of West Virginia;

d)	the Bylaws of the Company, as amended and restated; and

e)	a Certificate of Existence issued by the Secretary of State of the State of West Virginia, dated as of a recent date, for the Company.

In our examination of the documents reviewed in connection with rendering our opinions herein, we have assumed, without any inquiry or investigation, the genuineness and authenticity of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all such documents, the authenticity of all originals of such documents and the conformity to authentic originals of all of the documents submitted to us as specimens or copies (including telecopies and scanned images). We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter and the accuracy, completeness and authenticity of certificates of public officials. As to various issues of fact, we have relied upon statements and certificates of officers of the Company, without independent verification or investigation.

We have assumed that all executed written factual statements, instruments, and other documents that we have relied upon in rendering this opinion have been executed by persons with legal capacity to execute such documents.

The opinions expressed herein are limited in all respects to the laws of the State of West Virginia. No opinion is expressed herein with respect to (i) the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein; (ii) the bylaws, rules or regulations of the Financial Industry Regulatory Authority, Inc.; (iii) the securities or “blue sky” laws of any jurisdiction; (iv) tax laws; (v) antitrust or trade regulation laws; or

Wesbanco, Inc.,

March 23, 2022

(vi) insolvency or fraudulent transfer laws. Our opinions set forth herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to underwritten public offerings of debt securities such as the Securities. We are not rendering any opinion herein, and we are not providing any assurance herein, as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. K&L Gates LLP, special transaction counsel to the Company, may rely upon the opinions expressed herein in rendering its opinion letter to you of even date herewith.

With regard to our opinion in numbered opinion paragraph 1 below relating to the good standing of the Company, we have relied solely upon certificates of existence as of a recent date issued by the Secretary of State of the State of West Virginia.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of West Virginia.

2. The Base Indenture has been duly authorized, executed and delivered by the Company.

3. The Supplemental Indenture has been duly authorized, executed and delivered by the Company.

4. The Global Note been duly authorized, executed and delivered by the Company.

This letter is furnished only to you solely for your benefit in connection with the transactions covered hereby. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld in our sole discretion. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K filed by the Company on the date hereof, the incorporation by reference of this opinion letter into the Registration Statement and the reference to this firm under the headings “Legal Matters” in the Prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

Phillips, Gardill, Kaiser & Altmeyer, PLLC

By:	/s/ Denise Knouse-Snyder
Denise Knouse-Snyder